FOR IMMEDIATE RELEASE




Contact:	Jack L. Brozman
		CenCor, Inc.
		City Center Square
		1100 Main Street, Suite 416
		Kansas City, Missouri  64105
		(816) 221-5833



Kansas City, Missouri, February 25, 1997. . . CenCor, Inc. (the "Company") announced it received approximately $4,400,000 from Concorde Career Colleges, Inc. ("Concorde") as payment in full of all of Concorde's debt obligations owed to the Company and as redemption in full of the Concorde Class A Preferred Stock held by the Company. In exchange, the Company agreed to release Concorde from all liabilities and obligations under its agreements with Concorde. The release, however, did not relieve Concorde from providing substitute student receivables received in exchange of accured interest of which approximately $320,000 is currently outstanding.

The obligations of Concorde to the Company consisted of a junior secured debenture in the principal amount of $2.4 million, due July 31, 1997, and an unsecured obligation in the amount of approximately $190,000. The Preferred Stock consisted of 233,817 shares of Concorde Class A Preferred Stock, $.10 par value, with a per share liquidation preference of $10.00. The debenture also would have entitled the Company to receive a payment from Concorde equal to 25% of the amount of Concorde's market capitali-zation in excess of $3.5 million on August 31, 1997. The Preferred Stock had no mandatory redemption date but was redeemable by Concorde, in whole or in part, at any time at the Preferred Stock's liquidation value, plus accrued cumulative dividends.

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The payments were received pursuant to a recently amended Restructuring,
Security and Guaranty Agreement with Concorde which was negotiated by the Company's Special Committee, consisting of its outside directors.